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                                   FORM 15

     [As adopted in Release No. 34-20784, March 22, 1984, 49 F.R. 12688.]

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

  Certification and Notice of termination of Registration under Section 12(g)
   of Securities Exchange Act of 1934 or Suspension of Duty to File Reports
      Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                       Commission File Number: 000-30103

                                  edocs, Inc.
            (Exact name of registrant as specified in its charter)

              598 Worcester Road, Natick, MA 01760 (508) 652-8600
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         Common Stock, $.01 par value
           (Title of each class of securities covered by this Form)

                                     None
 (titles of all other classes of securities for which a duty to filed reports under section 13(a) or 15(d) remains)



        Please place an X in the box() to designate to appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)    [X]            Rule 12h-3(b)(1)(ii)       [_]
          Rule 12g-4(a)(1)(ii)   [_]            Rule 12h-3(b)(2)(i)        [_]
          Rule 12g-4(a)(2)(i)    [_]            Rule 12h-3(b)(2)(ii)       [_]
          Rule 12g-4(a)(2)(ii)   [_]            Rule 15d-6                 [_]
          Rule 12h-3(b)(1)(i)    [_]

       Approximate number of holders of record as of the certification or notice date: 35

       Pursuant to the requirements of the Securities Exchange Act of 1934, Carnegie Group, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                         edocs, Inc.




DATE: May 23, 2000                       By: /s/ Phyllis Doherty
                                             -----------------------------
                                             Name: Phyllis Doherty
                                             Title: Chief Financial Officer